Exhibit 23.1.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the registration statement of Pacific Animated Imaging Corporation on Form S-8, regarding the consulting agreement between Pacific Animated Imaging Corporation and Charles LaLoggia, of our report dated April 22, 1994 on our audit of the consolidated statements of income, changes in stockholders equity (deficit), and cash flows of Pacific Animated Imaging Corporation for the year ended December 31, 1993, which report is included in the Pacific Animated Imaging Corporation Annual Report on Form 10-KSB for the year ended December 31, 1995.



                              /s/ Siebert & Company
                              Siebert & Company


Annapolis, MD
August 12, 1996